Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT	BANK OF AMERICA, N.A.

Date:  December 19, 2008

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Fifth Amendment”) is made to the Credit Agreement (as amended, the “Credit Agreement”) dated as of July 2, 2007 by and among:

(a) AMERICAN APPAREL (USA), LLC (f/k/a AAI Acquisition LLC (successor-by-merger to American Apparel, Inc.)), a corporation organized under the laws of the State of California, with its principal executive offices at 747 Warehouse Street, Los Angeles, California 90021, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers now or hereafter party to the Credit Agreement; and

(b) the BORROWERS now or hereafter party to the Credit Agreement; and

(c) the FACILITY GUARANTORS now or hereafter party to the Credit Agreement; and

(d) BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties; and

(e) BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”, and together with the Administrative Agent, individually an “Agent” and collectively, the “Agents”) for its own benefit and the benefit of the other Credit Parties; and

(f) WELLS FARGO RETAIL FINANCE, LLC, with offices at One Boston Place, 19 th Floor, Boston, Massachusetts 02108, as collateral monitoring agent (in such capacity, the “Collateral Monitoring Agent”) for its own benefit and the benefit of the other Credit Parties; and

(g) the LENDERS party to the Credit Agreement; and

(h) BANK OF AMERICA, N.A. (successor by merger to LaSalle Bank National Association), a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as Issuing Bank;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

Background:

A. Amendment. The parties hereto entered into that certain First Amendment to Credit Agreement on October 11, 2007, that certain Second Amendment and Waiver to Credit Agreement on November 26, 2007, that certain Third Amendment to Credit Agreement on December 12, 2007, and that certain Fourth Amendment to Credit Agreement on June 20, 2008. The parties hereto desire to further amend the Credit Agreement on the terms and conditions set forth herein.

B. SOF Investments Loan. SOF Investments has requested that the Loan Parties agree to certain modifications of the SOF Investments Loan. Pursuant to the Credit Agreement and that certain Intercreditor Agreement dated as of July 2, 2007 (as amended, restated, supplemented or otherwise modified, the “Intercreditor Agreement”) by and among the Agents (as “First Lien Administrative Agent” thereunder) and SOF Investments (as “Second Lien Administrative Agent” thereunder) and acknowledged by the Lead Borrower, certain modifications of the SOF Investments Loan are subject to the consent and approval of the Agents. The Loan Parties have requested that the Agents consent to and approve the modifications set forth in the amendment to the SOF Investments Loan attached hereto in the form of Exhibit A. The Agents are willing to consent to such amendment, subject to the terms and conditions set forth herein.

Accordingly, it is hereby agreed, as follows:

1.	Amendment to Credit Agreement. Subject to satisfaction of each and all of the Preconditions to Effectiveness set forth in Section 3 hereof, the Credit Agreement is amended as follows:

a.	By deleting Exhibit K (Form of Compliance Certificate) to the Credit Agreement in its entirety and substituting the attached Exhibit K in its stead.

b.	By deleting Exhibit M (Financial Performance Covenants) to the Credit Agreement in its entirety and substituting the attached Exhibit M in its stead.

c.	By adding to Section 1.01 the following new definitions in appropriate alphabetical order:

“ “Cash Flow Projections” means the projections demonstrating the Lead Borrower’s and its Subsidiaries’ weekly cash flows (including an Availability model) for the thirteen-week period commencing on or about the date of delivery to the Administrative Agent of the initial Cash Flow Projections in accordance with SECTION 5.01(j) hereof, together with a detailed description of any assumptions made therein, in each case in form and substance satisfactory to the Administrative Agent in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless.”

“ “Deteriorating Lender” means any Delinquent Lender or any Lender as to which (a) the Issuing Bank has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities as a result of such Lender’s financial condition, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.”

“ “Fifth Amendment Fee Letter” means the Fee Letter dated as of December 18, 2008 by and among the Lead Borrower and the Agents.”

“ “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date by and among the Agents (as “First Lien Administrative Agent” thereunder) and SOF Investments (as “Second Lien Administrative Agent” thereunder) and acknowledged by the Lead Borrower, as amended, restated, supplemented or otherwise modified from time to time.”

“ “Richter” means Richter Consulting, Inc.”

“ “Raw Materials Appraisal Percentage” means 60%.”

“ “Warrants” means those certain Warrants to Purchase Shares of Common Stock of American Apparel, Inc. issued to SOF Investments on December 18, 2008.”

“ “Yearly Projections” shall mean the balance sheet, income statement, and cash flow projections (including an Availability model) of the Lead Borrower and its Subsidiaries, prepared on a monthly basis for the balance of the Fiscal Year ending December 31, 2008 and the Fiscal Year ending December 31, 2009, together with a detailed description of any assumptions made therein, in each case in form and substance satisfactory to the Administrative Agent in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless.”

d.	By deleting the definition of “Applicable Margin” in its entirety and substituting the following definition in its stead:

“Applicable Margin” means the following:

Applicable Margin for LIBO Loans	Applicable Margin for Prime Rate Loans
4.50%	2.50%

a.	By deleting clause (a) of the definition of “Borrowing Base” in its entirety and substituting the following clause (a) in its stead:

“(a) (i) the Raw Materials Appraisal Percentage of the Appraised Inventory Liquidation Value with respect to Eligible Inventory consisting of raw materials, and (ii) the Appraisal Percentage of the Appraised Inventory Liquidation Value with respect to all other Eligible Inventory;”

b.

By amending the definition of “Equipment Reduction Amount” by deleting the phrase “one-sixtieth (1/60 th)” in the second line thereof in its entirety and substituting the phrase “one-thirtieth (1/30th)” in its stead.

c.	By amending the definition of “Permitted Disposition” by deleting the word “and” at the end of clause (f) thereof and adding the following new clause (g) immediately after clause (f) thereof:

“(g) as long as no Default or Event of Default then exists or would arise therefrom, sales and transfers of equipment now or hereafter owned by any Loan Party in an amount not to exceed $15,000,000 in the aggregate for all such sales, including sale-leaseback transactions involving such equipment; provided that (i) the Net Proceeds received by any Loan Party in connection therewith shall be deposited into the Concentration Account for application to and reduction of the Obligations in accordance with SECTION 2.16 hereof, and (ii) in the case of any such sale-leaseback transactions, upon the request of the Agents, the lessor(s) of any such equipment shall have entered into an intercreditor agreement with the Agents, in form and substance satisfactory to the Collateral Agent in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless;”

d.	By amending the definition of “Permitted Encumbrances” by deleting clause (h) thereof and substituting the following new clause (h) in its stead:

“(h) (x) Liens on fixed or capital assets acquired by any Loan Party or any Subsidiary (and proceeds thereof and insurance proceeds relating thereto) which are permitted under clause (e)(i) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition of such fixed or capital assets, and (iii) such Liens shall not extend to any other property or assets of the Loan Parties, and (y) Liens on equipment securing Indebtedness permitted under clause (e)(ii) of the definition of Permitted Indebtedness or leases entered into pursuant to sale-leaseback transactions permitted under clause (g) of the definition of Permitted Disposition, so long as such Liens are limited to such equipment, proceeds thereof and any insurance proceeds relating thereto;”

e.	By amending the definition of “Permitted Indebtedness” by deleting clauses (e), (k), (l) and (q) thereof in their entirety and substituting the following new clauses (e), (k), (l) and (q) in their stead:

“(e) (i) purchase money Indebtedness of any Loan Party or their Subsidiaries to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not incurred in contemplation of such acquisition) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, and (ii) Indebtedness incurred with respect to any financing of or secured by equipment now or hereafter owned by any Loan Party (including without limitation any sale-leaseback transaction with respect to such equipment) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (x) with respect to extensions, renewals, or replacements of such Indebtedness, the holders of such Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced, (y) in the case of any Indebtedness incurred with respect to any financing of or secured by equipment in connection with a sale-leaseback transaction permitted hereunder, upon request of the Agents, the lessor(s) of any such equipment shall have entered into an intercreditor agreement with the Agents, in form and substance satisfactory to the Collateral Agent in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless, and (z) that the aggregate principal amount of Indebtedness permitted by this clause (e) and clause (i) below shall not exceed $20,000,000 at any time outstanding;”

“(k) [Intentionally Deleted.];”

“(l) Subordinated Indebtedness not existing on the Closing Date, provided that such Indebtedness (i) has a maturity which extends beyond the Maturity Date, (ii) does not require the payment of principal in cash prior to the Maturity Date, and (iii) is subordinated to the Obligations on terms reasonably acceptable to the Agents;”

“(q) other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding, provided that the terms of such Indebtedness are reasonably acceptable to the Agents;”

f.	By amending the definition of “Prepayment Event” by deleting clause (d) thereof in its entirety and substituting the following new clause (d) in its stead:

“(d) The incurrence by a Loan Party of any Indebtedness other than Permitted Indebtedness (other than Permitted Indebtedness of the types described in clauses (l) or (q) of the definition thereof).”

g.	By deleting the definition of “Prime Rate” in its entirety and substituting the following definition in its stead:

“Prime Rate” means, for any day, the highest of: (a) the variable annual rate of interest then most recently announced by the Administrative Agent as its “Prime Rate”; (c) the one-month LIBO Rate plus two and one-half percent (2.50%) per annum, which rate shall be determined on a daily basis; and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in the Administrative Agent’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Administrative Agent’s Prime Rate or the Federal Funds Effective Rate, respectively.”

h.	By deleting the definition of “SOF Investments” in its entirety and substituting the following new definition in its stead:

“SOF Investments” means SOF Investments, L.P. – Private IV, or another lender party to the Material Agreements in respect of the SOF Investments Loan.”

i.	By deleting the definition of “SOF Investments Loan” in its entirety and substituting the following new definition in its stead:

“SOF Investments Loan” means the term loan in the aggregate principal amount of $51,000,000 made by SOF Investments to the Borrowers, the terms of which are satisfactory to the Administrative Agent, as such loan may be refinanced in accordance with the terms of this Agreement and the Intercreditor Agreement or otherwise on terms satisfactory to the Administrative Agent in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless.”

j.	By amending Section 2.05 (Swingline Loans) thereto as follows:

i.	By amending clause (a) thereof by adding the phrase “in its sole discretion” immediately after the phrase “at any time” in the second line thereof;

ii.	By amending clause (b) thereof by adding the phrase “in its sole discretion” (i) immediately after the phrase “Swingline Loans may be made by Swingline Lender” in the first line thereof, and (ii) immediately after the phrase “continue to make Swingline Loans” in the third sentence thereof.

k.	By deleting Section 2.12(a) (Letters of Credit) thereto in its entirety and substituting the following new Section 2.12(a) in its stead:

“(a) Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the date hereof and prior to the Termination Date, the Lead Borrower, on behalf of the Borrowers, may request the Issuing Bank to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided, however, that no Letter of Credit shall be issued (x) if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $10,000,000, or (ii) the aggregate Revolving Loan Credit Extensions (including Swingline Loans) would exceed the limitation set forth in SECTION 2.01(a)(i), and (y) without the prior consent of the Administrative Agent if a default of any Revolving Credit Lender’s obligations to fund under this SECTION 2.03 exists or any Revolving Credit Lender is at such time a Delinquent Lender or Deteriorating Lender hereunder, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with the Borrowers or such Revolving Credit Lender to eliminate the Issuing Bank’s risk with respect to such Revolving Credit Lender.”

l.	By amending Section 2.17(b) (Fees) thereto by deleting the phrase “0.375% per annum” therefrom in its entirety and substituting the phrase “0.50% per annum” in its stead.

m.	By amending Section 5.01 (Financial Statements and Other Information) thereof by deleting the word “and” at the end of clause (i) thereof, re-lettering clause (j) thereof as clause (k), and inserting the following new clause (j) therein:

“(j) in addition to the other documents and other information required to be delivered pursuant to this SECTION 5.01, (i) from and after December 31, 2009, on or before Wednesday of each calendar week, a comparison of projected to actual performance for such period and a detailed explanation of any variances, which comparison and explanation shall be certified by the chief financial officer of the Lead Borrower; and (ii) upon request from the Administrative Agent, updated Cash Flow Projections, in each case in form, scope and substance satisfactory to the Agents in the good faith exercise of their reasonable business judgment, but in their sole discretion nonetheless.”

n.	By amending Section 5.08(b) (Books and Records; Inspection and Audit Rights; Appraisals; Accountants) thereto as follows:

i.	By deleting the proviso in the second sentence in its entirety and substituting the following new proviso in its stead:

“provided, that the Loan Parties shall be responsible only for the costs and expenses of three (3) appraisals of Inventory, three (3) appraisals of Equipment, and three (3) commercial finance examinations in any twelve month period following the Closing Date, unless (x) an Event of Default shall have occurred and be continuing, or (y) the Agents are required to obtain such appraisals and/or commercial finance examinations pursuant to Applicable Law, in either of which cases the Agents may undertake such additional appraisals and commercial finance examinations as they deem appropriate, at the Loan Parties’ sole cost and expense.”

ii.	By adding the following new sentences at the end thereof.

“Each appraisal, commercial finance examination and other evaluation conducted in accordance with this SECTION 5.08(b) shall be in form, scope and substance satisfactory to the Agents in the good faith exercise of their reasonable business judgment, but in their sole discretion nonetheless. Without limiting their other obligations under this SECTION 5.08(b), the Loan Parties shall cooperate with Richter in conducting an updated commercial finance examination, which cooperation shall include (subject to customary confidentiality undertakings by Richter), without limitation, (i) providing all financial information and inventory data of the Loan Parties reasonably requested by Richter, (ii) providing access to the books and records of the Loan Parties and such other information as Richter may reasonably request, and (iii) making officers of the Loan Parties available to discuss the affairs, finances and accounts of the Loan Parties with Richter.”

o.	By amending Section 5.08(c) (Books and Records; Inspection and Audit Rights; Appraisals; Accountants) thereof by adding the following new sentences at the end thereof:

“Without limiting the generality of the foregoing, the Agents and the Lenders shall retain Richter or another independent financial consultant, satisfactory to the Agents in the good faith exercise of their reasonable business judgment, but in their sole discretion nonetheless, to conduct a review of the initial Cash Flow Projections and the Yearly Projections delivered to the Agents, which review shall include an analysis of, among other things, whether the Loan Parties’ assumptions made therein are reasonable. The

Loan Parties shall cooperate with Richter in such review, which cooperation shall include (subject to customary confidentiality undertakings by Richter), among other things, (i) providing all financial information of the Loan Parties reasonably requested by Richter, including all such information used in preparing such initial Cash Flow Projections and Yearly Projections, (ii) providing reasonable access to the books and records of the Loan Parties and such other information as Richter may reasonably request, and (iii) making officers of the Loan Parties available to discuss the affairs, finances and accounts of the Loan Parties with Richter. Upon completion of such review by the Agents and promptly following the Agents’ request therefor, the Loan Parties shall deliver to the Agents any updated Cash Flow Projections and Yearly Projections, each in form and substance satisfactory to the Agents in the good faith exercise of their reasonable business judgment, but in their sole discretion nonetheless.”

p.	By amending Section 5.09 (Physical Inventories) as follows:

i.	By amending clause (a) thereof by inserting the phrase “and/or their agents or representatives” immediately following the phrase “The Agents” in the second sentence thereof.

ii.	By adding the following new clause (c) at the end thereof:

“(c) Without limiting the generality of Section 5.09(a) or any of the Loan Parties’ obligations therein, the Loan Parties, at their own expense, shall cause a physical inventory (including, without limitation, with respect to assets of the type included in the Borrowing Base (the “Borrowing Base Collateral”) located at each warehouse and each other location containing any Borrowing Base Collateral) to be commenced on or before January 15, 2009 and concluded on or before January 31, 2009, conducted by such inventory takers as are satisfactory to the Agents and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agents. Richter shall, and the Agents, the Lenders and/or their respective agents or representatives may, participate in and/or observe each such physical inventory, in each case at the expense of the Loan Parties. The Borrowers, within ten (10) Business Days following the completion of such inventory, shall provide the Agents with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable, which reconciliation and results shall have been satisfactorily reviewed by Richter; provided if the Administrative Agent determines in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless, that the failure of the Loan Parties to comply with any covenant set forth in this clause (c) is not a result of the Loan Parties’ action or inaction, the Administrative Agent may, in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless, elect to provide a one-time extension of any deadline set forth in this clause (c) for a period not to exceed two (2) weeks.”

q.	By deleting Section 6.06 (Equity Issuances) thereto in its entirety and substituting the following new Section 6.06 in its stead:

“SECTION 6.06 Equity Issuances. No Loan Party will, or will permit any Subsidiary to, (i) issue any preferred stock or other Capital Stock (except for preferred stock (x) all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) in additional shares of such preferred stock, in lieu of cash until all Obligations are paid in full and all Commitments terminated, (y) that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock and (z) all payments in respect of which are expressly subordinated to the Obligations), (ii) except as permitted above, be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (x) any shares of Capital Stock of any Loan Party or (y) any option, warrant or other right to acquire any such shares of Capital Stock of any Loan Party, or (iii) except as permitted above, issue any additional shares of its Capital Stock; provided that notwithstanding anything to the contrary contained herein, nothing in this SECTION 6.06 shall prohibit (a) the issuance of Capital Stock by the Parent (other than preferred stock not permitted to be issued under clause (i) above) so long as the Net Proceeds thereof (if any) are deposited into the Concentration Account for application to and reduction of the Obligations in accordance with SECTION 2.16 hereof; (b) the issuance of options or stock awards, including, without limitation, issuances of options or stock awards to employees of the Merger Subsidiary pursuant to the Merger Agreement and expressly set forth therein so long as the Net Proceeds thereof (if any) are deposited into the Concentration Account for application to and reduction of the Obligations in accordance with SECTION 2.16 hereof, or (c) the issuance of Capital Stock by Parent (other than preferred stock not permitted to be issued under clause (i) above) with respect to the Warrants or in connection with the issuance of options, warrants or stock awards, or in connection with the exercise of options, warrants or stock awards, so long as the Net Proceeds thereof (if any) are deposited into the Concentration Account for application to and reduction of the Obligations in accordance with SECTION 2.16 hereof.”

r.	By amending Section 6.07(b) (Restricted Payments; Certain Payments of Indebtedness) thereto as follows:

i.	By deleting clause (ii) thereof in its entirety and substituting the following clause (ii) in its stead:

“(ii) mandatory payments of regularly scheduled interest and fees as and when due in respect of the SOF Investments Loan;”

ii.	By adding the phrase “and interest” after the phrase “any prepayments of principal” in clause (vii) thereof;

iii.	By deleting clause (viii) in its entirety and substituting the following new clauses (viii) and (ix) in its stead:

“(viii) conversions to equity of Indebtedness permitted pursuant to clauses (l) or (q) of the definition of Permitted Indebtedness; and

(ix) payments on account of Permitted Indebtedness of any type other than that described in any of clause (i) through (viii) hereof so long as the Payment Conditions have been satisfied.”

s.	By amending Section 7.01(Events of Default) thereto as follows:

i.	By deleting clause (r) thereof in its entirety and substituting the following new clause (r) in its stead:

“(r) A material breach by any Borrower, any other Loan Party or any other Person under any of the Material Agreements, provided that such breach shall be deemed continuing hereunder until the Agents or the Required Lenders have expressly waived such breach in writing, notwithstanding the fact that such breach may have been waived under the terms of the applicable Material Agreements;”

ii.	By adding the word “or” to the end of clause (v) thereof,

iii.	By adding the following new clause (w) thereto:

“(w) if, on or prior to April 1, 2009, the Loan Parties shall not have engaged any of the “big four” independent accounting firms or another nationally recognized independent accounting firm reasonably acceptable to the Agents, as its auditor.”

t.	By deleting Section 8.15(a) (Delinquent Lender) thereto in its entirety and substituting the following new Section 8.15(a) in its stead:

“(a) If for any reason any Lender shall have (i) failed or refused to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Revolving Credit Commitment Percentage of any Revolving Credit Loans, expenses or setoff or purchase its Revolving Credit Commitment Percentage of a participation interest in the Swingline Loans, (ii) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (iii) been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding (any such Lender, a “Delinquent Lender”), then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (x) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure, refusal or insolvency or similar proceeding, and (y) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (x) and (y) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in SECTION 2.11 hereof from the date when originally due until the date upon which any such amounts are actually paid.”

u.	By amending Section 9.01 (Notices) thereto by deleting clauses (a) and (b) thereof in their entirety and substituting the following new clauses (a) and (b) in their stead:

“(a) if to any Loan Party, to it at American Apparel, Inc., 747 Warehouse St., Los Angeles, CA 90021, Attention: Adrian Kowalewski, (Telecopy No. (213) 201-3062, E-Mail adrian@americanapparel.net), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Attention: David Reamer (Telecopy No. (213) 621-5052; E-Mail: dreamer@skadden.com).

(b) if to the Administrative Agent, the Collateral Agent or the Swingline Lender, to Bank of America, N.A. (successor by merger to LaSalle Business Credit, LLC), 100 Federal Street, Boston, Massachusetts 02110, Attention: Stephen J. Garvin (Telecopy No. (617) 434-6685, E-Mail stephen.garvin@bankofamerica.com), with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: Donald E. Rothman, Esquire (Telecopy No. (617) 880-3456, E-Mail drothman@riemerlaw.com); and”

2.	Amendments to Loan Documents. Subject to (i) the provisions of Section 9.04 of the Credit Agreement, and (ii) the satisfaction of each and all of the Preconditions to Effectiveness set forth in Section 3 hereof, each Loan Document is amended as follows:

a.	any reference in any Loan Document to the “Administrative Agent” shall be deemed to mean and refer to Bank of America, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as administrative agent for its own benefit of the other Credit Parties;

b.	any reference in any Loan Document to the “Collateral Agent” shall be deemed to mean and refer to Bank of America, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent for its own benefit of the other Credit Parties;

c.	any reference in any Loan Document to the “Issuing Bank” shall be deemed to mean and refer to Bank of America, N.A. (successor by merger to LaSalle Bank National Association), a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, in its capacity as issuer of Letters of Credit under the Credit Agreement; and

d.	any reference in any Loan Document to “LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance”, in such Person’s capacity as a Lender or a Secured Party, shall be deemed to mean and refer to Bank of America, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, in its capacity as a Lender or a Secured Party, as the case may be.

3.	Preconditions to Effectiveness. This Fifth Amendment shall not take effect unless and until each and all of the following items has been satisfied or delivered, as the case may be, and in all events, to the satisfaction of the Agents, in their sole and exclusive discretion exercised in good faith. The willingness of the Agents and the Lenders to enter into this Fifth Amendment is expressly conditioned upon the receipt by the Administrative Agent of the following items:

a.

On or prior to the date hereof, the Lead Borrower, the Borrowers, and the Facility Guarantors shall have delivered to the Administrative Agent duly executed copies of this Fifth Amendment and the Fifth Amendment Fee

Letter, including all exhibits to be replaced in accordance with the terms hereof, and evidence that the Borrowers have obtained all necessary consents and approvals to this Fifth Amendment, the Fifth Amendment Fee Letter and the documents, agreements and instruments executed in connection herewith.

b.	Without limiting the generality of the foregoing, the Second Lien Administrative Agent (as defined in the Intercreditor Agreement) shall have delivered to the Administrative Agent an executed counterpart to this Fifth Amendment, pursuant to which the Second Lien Administrative Agent shall have consented to this Fifth Amendment.

c.	On or prior to the date hereof, (i) Dov Charney (“D. Charney”) shall have made a loan to the Lead Borrower in the amount of $2,500,000.00, the Net Proceeds of which shall have been deposited into the Concentration Account for application to and reduction of the Obligations in accordance with SECTION 2.16 of the Credit Agreement, and (ii) the Loan Parties and D. Charney shall have delivered to the Administrative Agent, in the form attached hereto as Exhibit B, a duly executed copy of that certain Amended and Restated Subordination Agreement by and between the Lead Borrower and D. Charney and acknowledged by the Agents, pursuant to which D. Charney shall have agreed to subordinate certain Liens and rights to payment in accordance with the terms thereof.

d.	The Loan Parties shall have delivered to the Administrative Agent a duly executed copy of the Amendment No. 9 to the SOF Investments Loan, in the form attached hereto as Exhibit A.

e.	The Lead Borrower, the Borrowers, and the Facility Guarantors shall have delivered to the Administrative Agent such other and further documents as the Administrative Agent reasonably may require and shall have identified prior to the execution of this Fifth Amendment, in order to confirm and implement the terms and conditions of this Fifth Amendment.

f.	On or prior to the date hereof, the Borrowers shall have paid to the Administrative Agent, for the ratable benefit of the Lenders executing this Fifth Amendment, an amendment fee in the amount of $750,000.00. In this regard, the amendment fee shall be fully earned as of the date of execution of this Fifth Amendment, and the Administrative Agent is hereby authorized to make a Revolving Credit Loan under the Credit Agreement to pay the amendment fee.

g.	On or prior to the date hereof, the Borrowers shall have paid the fees set forth in the Fifth Amendment Fee Letter.

h.	No Default or Event of Default shall exist.

i.	Except as set forth on Schedule 3.06 to the Credit Agreement, there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

j.	No default of any material contract or agreement of any Loan Party or any Subsidiary of any Loan Party shall exist except where the existence of a default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.	Post-Closing Matters. On or prior to December 31, 2008, the Loan Parties shall have delivered to the Administrative Agent the Cash Flow Projections and the Yearly Projections.

5.	Waiver. The Administrative Agent and the Lenders hereby waive the requirement set forth in Section 5.01(a) of the Credit Agreement to deliver audited financial statements for the Fiscal Year ending December 31, 2008 without a “going concern” or like qualification; provided that the foregoing waiver shall only apply in the event any such qualification results from the approaching maturity of the Obligations and/or the SOF Investments Loan.

6.	Ratification of Loan Documents. No Claims against any Lender.

a.	Except as provided herein, all terms and conditions of the Credit Agreement and of each of the other Loan Documents remain in full force and effect. Each Loan Party hereby ratifies, confirms, and re-affirms all terms and provisions of the Loan Documents.

b.	Each Loan Party hereby makes all representations, warranties, and covenants set forth in the Credit Agreement as of the date hereof (other than representations, warranties and covenants that relate solely to an earlier date). To the extent that any changes in any representations, warranties, and covenants require any amendments to the schedules to the Credit Agreement, such schedules are hereby updated, as evidenced by any supplemental schedules (if any) annexed to this Fifth Amendment.

c.	Each Loan Party represents and warrants to the Administrative Agent and each Lender that as of the date of this Fifth Amendment, no Default or Event of Default exists.

d.	Each Loan Party acknowledges and agrees that to its actual knowledge (i) there is no basis nor set of facts on which any amount (or any portion thereof) owed by any of the Loan Parties under any Loan Document could be reduced, offset, waived, or forgiven, by rescission or otherwise; (ii) nor is there any claim, counterclaim, off set, or defense (or other right, remedy, or basis having a similar effect) available to any of the Loan Parties with regard thereto; (iii) nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

e.	Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents, the Lenders, or their respective parents, affiliates, predecessors, successors, or assigns, or their officers, directors, employees, attorneys, or representatives, with respect to the Obligations, or otherwise, and that if any of the Loan Parties now has, or ever did have, any offsets, defenses, claims, or counterclaims against such Persons, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Fifth Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES such Persons from any liability therefor.

7.	Acknowledgment of Obligations. The Loan Parties hereby acknowledge and agree that the Loan Parties are unconditionally liable to the Credit Parties for the following amounts which constitute a portion of the Obligations in accordance with the terms of the Credit Agreement, as of the date hereof:

a.	For outstanding Credit Extensions: $60,571,040.23

b.	For all amounts now due, or hereafter coming due, to any Agent, any Lender or any of their respective Affiliates with respect to cash management, ACH, depository, investment, banker’s acceptance, letter of credit, Hedge Agreement, or other banking or financial services provided by any Agent, any Lender or any such Affiliate to any Loan Party.

c.

For all interest heretofore or hereafter accruing under the Loan Documents, for all fees heretofore or hereafter accruing under the Loan Documents, and for all Credit Party Expenses and other fees, costs, expenses, and costs of collection heretofore or hereafter incurred by the Lenders in connection with and pursuant to the terms of, and any other amounts due under, the Loan Documents, including, without limitation, (i) all attorney’s fees and expenses incurred in connection with the negotiation and preparation of this Fifth Amendment, the Fifth Amendment Fee Letter and all documents, instruments, and agreements incidental hereto or thereto, and (ii) all interest, fees and expenses that accrue after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding.

8.	Consent of Second Lien Administrative Agent. The Second Lien Administrative Agent (as defined in the Intercreditor Agreement) hereby consents to the amendments to the Loan Documents described in this Fifth Amendment.

9.	Consent to Amendment to SOF Investment Loan. The Lenders and the Agents consent to the terms of Amendment No. 9 to the SOF Investments Loan, in the form annexed hereto as Exhibit A.

10.	Miscellaneous.

a.	Terms used in this Fifth Amendment which are defined in the Credit Agreement are used as so defined.

b.	This Fifth Amendment may be executed in counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one agreement.

c.	This Fifth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

d.	Any determination that any provision of this Fifth Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Fifth Amendment.

e.	The Borrowers shall pay on demand all reasonable costs and expenses of the Agents and the Lenders, including, without limitation, reasonable attorneys’ fees incurred by the Agents in connection with the preparation, negotiation, execution, and delivery of this Fifth Amendment. The Administrative Agent is hereby authorized by the Borrowers to make one or more Revolving Credit Loans to pay all such costs, expenses, and attorneys’ fees and expenses.

f.	In connection with the interpretation of this Fifth Amendment and all other documents, instruments, and agreements incidental hereto:

i.	All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of The Commonwealth of Massachusetts and are intended to take effect as sealed instruments.

ii.	The captions of this Fifth Amendment are for convenience purposes only, and shall not be used in construing the intent of the parties under this Fifth Amendment.

iii.	In the event of any inconsistency between the provisions of this Fifth Amendment and any of the other Loan Documents, the provisions of this Fifth Amendment shall govern and control.

g.	Each Loan Party agrees that any suit for the enforcement of this Fifth Amendment or any other Loan Document may be brought in the courts of the Commonwealth of Massachusetts sitting in Boston, Massachusetts or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Fifth Amendment hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Fifth Amendment shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Fifth Amendment against a Loan Party or its properties in the courts of any jurisdiction.

h.

Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Fifth Amendment or any other Loan Document shall be brought solely in a court of the Commonwealth of Massachusetts sitting in Boston,

Massachusetts or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action

i.	The Agents, the Lenders, the Borrowers, and the Facility Guarantors have prepared this Fifth Amendment and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by the Agents, the Lenders, the Borrowers, and the Facility Guarantors and shall not be construed against any party.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have caused this Fifth Amendment to be duly executed under seal as of the date first set forth above.

AMERICAN APPAREL (USA), LLC (f/k/a AAI Acquisition LLC (successor-by-merger to American Apparel, Inc.), as Lead Borrower and as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Sole Manager

AMERICAN APPAREL RETAIL, INC., as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	President
AMERICAN APPAREL DYEING & FINISHING, INC., as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	President
KCL KNITTING, LLC, as a Borrower

By:	American Apparel (USA), LLC, its sole member

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Sole Member

Signature Page to Fifth Amendment to Credit Agreement

AMERICAN APPAREL, LLC, as a Facility Guarantor

By:	American Apparel (USA), LLC, its sole member

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Sole Manager

FRESH AIR FREIGHT, INC., as a Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	President

AMERICAN APPAREL, INC. (f/k/a Endeavor Acquisition Corp.), as a Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chairman of the Board

Signature Page to Fifth Amendment to Credit Agreement

BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as Agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), as Administrative Agent, as Collateral Agent, as Swingline Lender and as Lender

By:	/s/ David Vega
Name:	David Vega
Title:	Managing Director

BANK OF AMERICA, N.A. (successor by merger to LaSalle Bank National Association), as Issuing Bank

By:	/s/ David Vega
Name:	David Vega
Title:	Managing Director

Signature Page to Fifth Amendment to Credit Agreement

WELLS FARGO RETAIL FINANCE, LLC, as Collateral Monitoring Agent and as a Lender

By:	/s/ Emily Abrahamson
Name:	Emily Abrahamson
Title:	Vice President/Account Executive

Signature Page to Fifth Amendment to Credit Agreement

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:	/s/ David Orourke
Name:	David Orourke
Title:	Director

Signature Page to Fifth Amendment to Credit Agreement

The foregoing is acknowledged, agreed and consented to:

SOF INVESTMENTS, L.P – PRIVATE IV, as Second Lien Administrative Agent

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	General Counsel

Signature Page to Fifth Amendment to Credit Agreement